Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Robert D. Hansen
Chairman and Chief Executive Officer
Electromed, Inc.
952-758-9299
bhansen@electromed.com

Pankti Shah

Director of Strategic Marketing

The Event Group, Incorporated

763-548-1304

pankti.shah@eventshows.com

ELECTROMED, INC. REPORTS 2011 SECOND QUARTER RESULTS

45.4% Increase in Second Quarter Net Revenue Compared to Prior Year

New Prague, Minnesota – February 10, 2011 – Electromed, Inc. (NASDAQ: ELMD) today announced financial results for the three and six months ended December 31, 2010. Net revenues for the three months ended December 31, 2010 were approximately $4,686,000, a 45.4% increase compared to net revenues of approximately $3,223,000 for the same period last year. Net revenues for the six months ended December 31, 2010 were approximately $8,851,000, a 37.2% increase compared to net revenues of approximately $6,451,000 for the same period last year.

The Company also announced net income of approximately $292,000, or $0.04 per basic and diluted share, for the three months ended December 31, 2010, compared to net income of approximately $35,000, or $0.01 per basic and diluted share, for the same three-month period last year. For the six-month period ended December 31, 2010, net income was $404,000, or $0.05 per basic and diluted share, compared to net income of approximately $371,000, or $0.06 per basic and diluted share, for the same six-month period last year. Management believes that the Company’s net income results were primarily attributable to an increase in net revenues. These gains resulted from increases in sales force, support and production personnel and an expansion of marketing and research and development activities, offset by expenses relating to such efforts. In addition, earnings per share was affected by an increase to the number of outstanding shares of Company common stock as compared to the prior-year periods, which was attributable to the Company’s completion of its initial public offering in August 2010. Including the underwriter’s over-allotment option, a total of 1,900,000 shares of Company common stock were registered and sold in the initial public offering.

Electromed, Inc.

Three-Month Results as of December 31, 2010

Robert Hansen, Chairman and Chief Executive Officer, stated, “We are very pleased with the increase in quarterly and year-to-date net revenue. We believe we are well-positioned to meet our goal of achieving annual sales of $20,000,000 or greater by the end of fiscal 2012.  We intend to maximize long-term shareholder value by remaining dedicated to product development, marketing, and sales growth.”

Gross profit increased to approximately $3,540,000, or 75.6% of net revenues, for the three months ended December 31, 2010, and $6,474,000, or 73.1% of net revenues, for the six months ended December 31, 2010. For the three and six months ended December 31, 2009, gross profit was approximately $2,239,000, or 69.5% of net revenues, and $4,698,000 , or 72.8% of net revenues, respectively. The increase in gross profit dollars resulted primarily from the increase in sales volume.  The increase in gross profit percentage was primarily the result of higher than average reimbursement from the mix of referrals during the three- and six-month periods.  Factors such as diagnoses that are not assured of reimbursement, along with insurance programs which present lower allowable reimbursement amounts (for example, state Medicaid programs) affect average reimbursement received on a short-term basis and tend to fluctuate on a quarterly basis.

Operating expenses, which consist of selling, general and administrative expenses and research and development expenses, were approximately $2,997,000 and $5,683,000, respectively, for the three- and six-month periods ended December 31, 2010, which was an increase of approximately 44.9% over total operating expenses for the three-month period last year and an increase of approximately 45.5% over total operating expenses for the six-month period last year. Selling, general and administrative expenses for the three and six-month periods ended December 31, 2010 were approximately $2,778,000 and $5,266,000, respectively, representing an increase of approximately $845,000 and $1,611,000, compared to selling, general and administrative expenses for the same respective periods last year.  These planned increases resulted from higher payroll and marketing expenses related to increasing the size of our sales team, patient training costs related to a higher sales volume, and general and administrative expenses relating to being a newly public company.  Research and development expenses were approximately $219,000 and $417,000 in the three and six months ended December 31, 2010, respectively, compared to approximately $136,000 and $251,000 for the same respective periods last year, reflecting the Company’s continued focus on research and development efforts.

Total cash was approximately $5,161,000 as of December 31, 2010. For the six months ended December 31, 2010, cash provided by financing activities was approximately $5,643,000, consisting of approximately $6,364,000 net proceeds from the issuance of common stock in the Company’s initial public offering during the six-month period, offset by payments on the Company’s revolving credit line of $500,000, principal payments on long-term debt of approximately $216,000 and payments of deferred financing fees of approximately $5,000. An aggregate of $857,000 was used for investing activities during the first six months of the 2011 fiscal year, including $649,000 relating to defense of the SmartVest® trademark and $208,000 for the purchase of property and equipment.

Electromed, Inc.

Three-Month Results as of December 31, 2010

About Electromed, Inc.

Electromed, Inc., founded in 1992 and headquartered in New Prague, Minnesota, manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.Electromed.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. The forward-looking statements in this release include those relating to the Company’s two-year annual sales goal, the Company’s business strategy and intent to maximize long-term shareholder value, and the Company’s expectations regarding gross margins, and can generally otherwise be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words.  Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	December 31 2010	June 30 2010
Assets	(Unaudited)
Current Assets
Cash and cash equivalents	$5,161,270	$610,727
Accounts receivable (net of allowances for doubtful accounts of $45,000)	7,848,776	6,577,002
Inventories	1,535,204	1,470,775
Prepaid expenses and other current assets	218,197	269,193
Deferred income taxes	514,000	514,000
Total current assets	15,277,447	9,441,697
Property and equipment, net	2,758,014	2,688,941
Finite-life intangible assets, net	1,284,299	1,055,776
Deferred common stock offering costs	―	828,034
Other assets	152,081	128,789
Total assets	$19,471,841	$14,143,237

Liabilities and Stockholders’ Equity
Current Liabilities
Revolving line of credit	$1,268,128	$1,768,128
Current maturities of long-term debt	408,206	397,886
Accounts payable	622,909	1,239,827
Accrued compensation	727,932	665,083
Warranty reserve	424,455	363,277
Other accrued liabilities	44,216	60,308
Income tax payable	99,592	7,789
Total current liabilities	3,595,438	4,502,298
Long-term debt, less current maturities	1,832,423	2,033,325
Deferred income taxes	145,000	145,000
Total liabilities	5,572,861	6,680,623
Commitments and Contingencies (Note 8)

Stockholders’ Equity
Electromed, Inc. stockholders’ equity:
Common stock, $0.01 par value; authorized: 15,000,000 shares; issued and outstanding: 8,087,885 and 6,187,885 shares, respectively	80,879	61,879
Additional paid-in capital	12,698,785	6,685,362
Retained earnings	1,2011,816	797,873
Common stock subscriptions receivable for shares outstanding of 48,500 4848,500	(82,500)	(82,500)
Total stockholders’ equity	13,898,980	7,462,614
Total liabilities and stockholders’ equity	$19,471,841	$14,143,237

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2010	2009	2010	2009

Net revenues	$4,685,546	$3,222,994	$8,850,975	$6,451,134
Cost of revenues..	1,145,391	983,998	2,377,092	1,753,265
Gross profit	3,540,155	2,238,996	6,473,883	4,697,869

Operating expenses
Selling, general and administrative	2,778,415	1,932,791	5,265,999	3,655,518
Research and development	218,703	135,577	417,089	251,043
Total operating expenses	2,997,118	2,068,368	5,683,088	3,906,561
Operating income	543,037	170,628	790,795	791,308
Interest expense, net of interest income of $4,017, $3,021, $5,988, and $4,217 respectively	53,165	80,100	112,852	147,540
Net income (loss) before income taxes	489,873	90,528	677,943	643,768

Income tax expense	(198,000)	(49,000)	(274,000)	(260,000)
Net income	291,873	41,528	403,943	383,768
Less: Net income attributable to non-controlling interest	―	(6,234)	―	(12,739)

Net income attributable to Electromed, Inc.	$291,873	$35,294	$403,943	$371,029

Earnings per share attributable to Electromed, Inc. common shareholders:
Basic	$0.04	$0.01	$0.05	$0.06
Diluted	$0.04	$0.01	$0.05	$0.06

Weighted-average Electromed, Inc. common shares outstanding:
Basic	8,087,885	6,076,233	7,537,342	6,059,158
Diluted	8,115,621	6,139,895	7,573,453	6,123,234

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Six Months Ended December 31,
	2010	2009
Cash Flows From Operating Activities
Net income	$403,943	$383,768
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	162,010	150,361
Amortization of finite-life intangible assets	54,784	17,673
Amortization of debt issuance costs	27,593	25,703
Share-based compensation expense	86,260	77,926
Deferred income taxes	―	(55,000)
Loss on disposal of property and equipment	5,653	3,728
Issuance of common stock for payment of services	―	22,500
Changes in operating assets and liabilities:
Accounts receivable	(1,271,774)	(361,031)
Inventories	(64,429)	(128,791)
Prepaid expenses and other assets	4,769	(123,643)
Accounts payable and accrued liabilities	355,257	65,125
Net cash provided by (used in) operating activities	(235,934)	78,319

Cash Flows From Investing Activities
Expenditures for property and equipment	(208,253)	(45,386)
Expenditures for finite-life intangible assets	(648,616)	(406,600)
Net cash used in investing activities	(856,869)	(451,986)

Cash Flows From Financing Activities
Borrowings (payments) on revolving line of credit	(500,000)	1,268,128
Proceeds from long-term debt	―	2,520,000
Principal payments on long-term debt including capital lease obligations	(215,708)	(3,441,758)
Payments of deferred financing fees	(4,659)	(46,791)
Proceeds from sales of 1.9 million shares of common stock, net of offering costs of $1,236,287	6,363,713	―
Proceeds from warrant exercises	―	73,332
Repurchase of common stock	―	(18,418)
Proceeds from subscription notes receivable	―	7,500
Net cash provided by financing activities	5,643,346	361,993
Net increase (decrease) in cash and cash equivalents	4,550,543	(11,674)
Cash and cash equivalents
Beginning of period	610,727	361,916
End of period	$5,161,270	$350,242

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